Exhibit 97.1

ACV Auctions Inc.

CLAWBACK POLICY

This ACV Auctions Inc. Clawback Policy (the “Policy”) has been adopted by the compensation committee of the Board of Directors (the “Board”) of ACV Auctions Inc. (the “Company”). This Policy provides for the recoupment of certain executive compensation in the event of a financial restatement resulting from material noncompliance with financial reporting requirements under U.S. federal securities laws. This Policy is intended to comply with the requirements of the Exchange Act (as defined below) and the Nasdaq Listing Rules (as defined below).

1.
Definitions. For the purposes of this Policy, the following terms shall have the meanings set forth below.

(a)
“Committee” means the compensation committee of the Board or any successor committee thereof. If there is no compensation committee of the Board, references herein to the “Committee” shall refer to the Company’s committee of independent directors that is responsible for executive compensation decisions, or in the absence of such a compensation committee, the independent members of the Board.

(b)
“Covered Compensation” means any Incentive-based Compensation Received (as hereinafter defined) by a Covered Executive provided that:
(i)
such Covered Compensation was received by such Covered Executive (A) after the Effective Date,

(B) after he or she commenced service as an Executive Officer and (C) while the Company had a class of securities publicly listed on a United States national securities exchange; and

(ii)
such Covered Executive served as an Executive Officer at any time during the performance period applicable to such Incentive-based Compensation.
(c)
“Covered Executive” means any current or former Executive Officer.

(d)
“Effective Date” means October 2, 2023.
(e)
“Exchange Act” means Section10D and Rule 10D-1 under the U.S. Securities and Exchange Act of 1934, as amended.

(f)
“Executive Officer” means each individual who is or was previously designated as an “officer” of the Company as defined in Rule 16(a)-1 under the Securities Act. The determination as to an individual’s status as an Executive Officer shall be made by the Board.
(g)
“Financial Reporting Measure” means any (i) measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, (ii) stock price measure or (iii) total shareholder return (“TSR”) measure (and for purposes of this Policy any measures that are derived wholly or in part from any measure referenced in clause (i), (ii) or (iii) above). For the avoidance of doubt, any such measure does not need to be presented within the Company’s financial statements or included in a filing with the SEC.

(h)
“Financial Restatement” means a restatement of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under U.S. federal securities laws that is required in order to correct:
(i)
an error in previously issued financial statements that is material to the previously issued financial statements (a “Big R restatement”); or

(ii) an error that would result in a material misstatement if the error was corrected in the current period or left uncorrected in the current period (a “little r restatement”).

For purposes of this Policy, a Financial Restatement shall not be deemed to occur in the event of a revision of the Company’s financial statements due to an out-of-period adjustment (i.e., when the error is immaterial to the previously issued financial statements and the correction of the error is also immaterial to the current period) or a retrospective (1) application of a change in accounting principles; (2) revision to reportable segment information due to a change in the structure of the Company’s internal organization; (3) reclassification due to a discontinued operation; (4) application of a change in reporting entity, such as from a reorganization of entities under common control; or (5) revision for stock splits, reverse stock splits, stock dividends or other changes in capital structure.

(j)
“Incentive-based Compensation” means any compensation (including, for the avoidance of doubt, any cash or equity or equity-based compensation, whether deferred or current) that is granted, earned and/or vested based wholly or in part upon the attainment of a Financial Reporting Measure.

(k)
“Nasdaq” means the NASDAQ Global Select Market, or any successor thereof.
(l)
“Nasdaq Listing Rule” means Section 5608 of the Nasdaq Listing Rules.

(m)
“Received” means that any Incentive-based Compensation shall be deemed to have been “received” in the Company’s fiscal period in which the Financial Reporting Measure specified in the Incentive based Compensation award is attained, even if the payment or the grant on the Incentive-based Compensation occurs after the end of the that period.

(n)
“Recoupment Period” means the three fiscal years completed immediately preceding the applicable Recoupment Trigger Date. Notwithstanding the foregoing, the Recoupment Period additionally includes any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years, provided that a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine (9) to twelve (12) months would be deemed a completed fiscal year.

(o)
“Recoupment Trigger Date” means the earlier of (i) the date that the Board (or a committee thereof or the officer(s) of the Company authorized to take such action if Board action is not required) concludes, or reasonably should have concluded, that the Company is required to prepare a Financial Restatement, and (ii) the date on which a court, regulator or other legally authorized body directs the Company to prepare a Financial Restatement.

(p)
“SEC” means the U.S. Securities and Exchange Commission.

(q)
“Securities Act” means the U.S. Securities and Exchange Act of 1934, as amended.
2.
Recoupment of Erroneously Awarded Compensation.

(a)
In the event of a Financial Restatement, if the amount of any Covered Compensation Received by a Covered Executive (the “Awarded Compensation”) exceeds the amount of such Covered Compensation that would have otherwise been received by such Covered Executive if calculated based on the Financial Restatement (the “Adjusted Compensation”), the Company shall reasonably promptly recover from such Covered Executive an amount equal to the excess of the Awarded Compensation over the Adjusted Compensation, each calculated on a pre-tax basis (such excess amount, the “Erroneously Awarded Compensation”).

(b)
If (i) the Financial Reporting Measure applicable to the relevant Covered Compensation is stock price or TSR and (ii) the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the Financial Restatement, then the amount of Erroneously Awarded Compensation shall be determined (on a pre-tax basis) by the Committee based on a reasonable estimate of the effect of the Financial Restatement on the Company’s stock price or TSR upon which such Covered Compensation was Received. The Company shall maintain documentation of such reasonable estimate and provide that documentation as required to Nasdaq.
(c)
For the avoidance of doubt, the Company’s obligation to recover Erroneously Awarded Compensation is not dependent on (i) if or when the Financial Restatement is filed or (ii) any fault of any Covered

Executive for the accounting errors or other actions leading to a Financial Restatement.

(d)
Notwithstanding anything to the contrary in Sections 2(a) through (c) hereof, the Company shall not be required to recover any Erroneously Awarded Compensation if both (x) the conditions set forth in either of the following clauses (i) or (ii) are satisfied and (y) the Committee (or a majority of the independent directors serving on the Board) has determined that recovery of the Erroneously Awarded Compensation would be impracticable:

(i)
the direct expense paid to a third party to assist in enforcing the recovery of the Erroneously Awarded Compensation under this Policy would exceed the amount of such Erroneously Awarded Compensation to be recovered; provided that, before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation pursuant to this Section 2(d), the Company shall have first made a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to make such recovery and provide that documentation as required to Nasdaq;
(ii)
recovery of the Erroneously Awarded Compensation would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Sections 401(a)(13) or 411(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).

(e)
The Committee shall determine, in its sole discretion, the manner and timing in which any Erroneously Awarded Compensation shall be recovered from a Covered Executive in accordance with applicable law, including, without limitation, by (i) requiring reimbursement of Covered Compensation previously paid in cash; (ii) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity or equity-based awards; (iii) offsetting the Erroneously Awarded Compensation amount from any compensation otherwise owed by the Company or any of its affiliates to the Covered Executive; (iv) cancelling outstanding vested or unvested equity or equity-based awards; and/or (v) taking any other remedial and recovery action permitted by applicable law. For the avoidance of doubt, except as set forth in Section 2(d), in no event may the Company accept an amount that is less than the amount of Erroneously Awarded Compensation; provided that, to the extent necessary to avoid any adverse tax consequences to the Covered Executive pursuant to Section 409A of the Code, any offsets against amounts under any nonqualified deferred compensation plans (as defined under Section 409A of the Code) shall be made in compliance with Section 409A of the Code.
(f)
To the extent the Executive Officer has already reimbursed the Company for any Erroneously Awarded Compensation under any duplicative recovery obligation established by the Company or under applicable law, it shall be appropriate for any such reimbursed amount to be credited to the amount of Erroneously Awarded Compensation subject to recovery under this Policy.
3.
Indemnification. The Company shall not be permitted to insure or indemnify any Executive Officer against

(i) the loss of any Erroneously Awarded Compensation that is repaid, returned, or recovered pursuant to the terms of this Policy, or (ii) any claims relating to the Company’s enforcement of its rights under this Policy.

4.
Administration. This Policy shall be administered by the Committee. All decisions of the Committee shall be final, conclusive, and binding upon the Covered Executives. The Committee shall have full power and authority to (i) administer and interpret this Policy; (ii) correct any defect, supply any omission and reconcile any inconsistency in this Policy; and (iii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of this Policy and to comply with applicable law (including the Exchange Act ) and applicable stock market or exchange rules and regulations. Notwithstanding anything to the contrary contained herein, to the extent permitted by Exchange Act and the Nasdaq Listing Rules, the Board may, in its sole discretion, at any time and from time to time, administer this Policy in the same manner as the Committee.
5.
Amendment/Termination. Subject to the Exchange Act and the Nasdaq Listing Rules, this Policy may be amended or terminated by the Committee at any time. To the extent that any applicable law, or stock market or exchange rules or regulations require recovery of Erroneously Awarded Compensation in circumstances in addition to those specified herein, nothing in this Policy shall be deemed to limit or restrict the right or obligation of the Company to recover Erroneously Awarded Compensation to the fullest extent required by such applicable law, stock market or exchange rules and regulations. Unless otherwise required by applicable law, this Policy shall no longer be effective from and after the date that the Company no longer has a class of securities publicly listed on a United States national securities exchange.

6.
Interpretation. Notwithstanding anything to the contrary herein, this Policy is intended to comply with the requirements of the Exchange Act and the Nasdaq Listing Rules). If any provision of this Policy would otherwise frustrate or conflict with this intent, the provision shall be interpreted and deemed amended so as to avoid such conflict.
7.
Other Compensation Clawback/Recoupment Rights. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies, rights or requirements with respect to the clawback or recoupment of any compensation that may be available to the Company pursuant to the terms of any other recoupment or clawback policy of the Company (or any of its affiliates) that may be in effect from time to time, any provisions in any employment agreement, offer letter, bonus plan, equity plan, equity award agreement or similar plan or agreement, and any other legal remedies available to the Company, as well as applicable law, stock market or exchange rules, listing standards or regulations; provided, however, that any amounts recouped or clawed back under any other policy that would be recoupable under this Policy shall count toward any required clawback or recoupment under this Policy and vice versa.

8.
Exempt Compensation. Notwithstanding anything to the contrary herein, the Company has no obligation to seek recoupment of amounts paid to a Covered Executive which are granted, vested, or earned based solely upon the occurrence or non-occurrence of nonfinancial events. Such exempt compensation includes, without limitation, base salary, time-vesting awards, compensation awarded on the basis of the attainment of metrics that are not Financial Reporting Measures or compensation awarded solely at the discretion of the Committee or the Board, provided that such amounts are in no way contingent on, and were not in any way granted on the basis of, the attainment of any Financial Reporting Measure performance goal.
9.
No Exemption. The Company shall not enter into any agreements that exempts any Incentive-based Compensation that is granted, paid, or awarded to the Executive Officer from the application of the Policy or waives the Company’s right to recoupment of any Erroneously Awarded Compensation.

10.
Miscellaneous.
(a)
Any applicable award agreement or other document setting forth the terms and conditions of any compensation covered by this Policy shall be deemed to include the restrictions imposed herein and incorporate this Policy by reference and, in the event of any inconsistency, the terms of this Policy will govern. For the avoidance of doubt, this Policy applies to all compensation that is Received on or after the Effective Date, regardless of the date on which the award agreement or other document setting forth the terms and conditions of the Covered Executive’s compensation became effective.

(b)
This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators, or other legal representatives.
(c)
All issues concerning the construction, validity, enforcement and interpretation of this Policy and all related documents, including, without limitation, any employment agreement, offer letter, equity award agreement or similar agreement, shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction).

(d)
The Covered Executives, their beneficiaries, executors, administrators and any other legal representative and the Company shall initially attempt to resolve all claims, disputes or controversies arising under, out of or in connection with this Policy by conducting good faith negotiations amongst themselves. To ensure the timely and economical resolution of disputes that may arise in connection with this Policy, any and all disputes, claims, or causes of action arising from or relating to the enforcement, performance, or interpretation of this Policy will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration by a single arbitrator conducted by Judicial Arbitration and Mediation

Services Inc. (“JAMS”) under the then applicable JAMS rules. To the fullest extent permitted by law, the Covered Executives, their beneficiaries, heirs, executors, administrators and any other legal representative and the Company, shall waive (and shall hereby be deemed to have waived) (1) the right to resolve any such dispute through a trial by jury or judge or administrative proceeding; and (2) any objection to arbitration taking place in New York, New York. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (c) be authorized to award any or all remedies that any party would be entitled to seek in a court of law. Any such award rendered shall be enforceable by any court having jurisdiction and, to the fullest extent permitted by law, the Covered Executives, their beneficiaries, heirs, executors, administrators and any other legal representative and the Company shall waive (and shall hereby be deemed to have waived) the right to resolve any such dispute regarding enforcement of such award through a trial by jury.

(e)
If any provision of this Policy is determined to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted by applicable law and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.

(f)
The Company shall file this Policy and, in the event of a Financing Restatement, will disclose information related to such Financing Restatement in accordance with applicable law, including, for the avoidance of doubt, the Exchange Act and the Nasdaq Listing Rules.

October 26, 2023